Exhibit 10.(b)

Zep Inc.

SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this 15th day of January, 2009, by and between Zep Inc., a Delaware corporation (the “Company”), and William A. Holl (the “Executive”).

WITNESSETH:

WHEREAS, Executive is a valued senior employee of the Company; and

WHEREAS, Executive wishes to retire from service with the Company; and

WHEREAS, the Company wishes to ensure that Executive will assist in the transition of his job responsibilities in order to minimize the business disruption to the Company stemming from his resignation and to establish Executives post-employment obligations to the Company, and the Company is prepared to provide Executive with certain benefits in consideration for these commitments; and

WHEREAS, the Company and Executive have determined that it is in their mutual best interests to enter into this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

Unless earlier terminated as hereinafter provided, this Agreement shall commence on the date hereof and shall expire automatically upon the date when all benefits due to Executive as set forth herein have been provided by the Company; provided, however, that certain provisions hereof shall survive any expiration or termination of this Agreement, to the extent set forth herein. As of the date hereof, this Agreement is intended to, and shall, supersede and replace in its entirety any prior severance agreement and the severance obligations contained in any employment letter agreement between Executive and the Company (or a predecessor to the Company).

2.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1 “Company”. Zep Inc., a Delaware corporation, or any successor to its business and/or assets.

2.2 “Date of Resignation”. The agreed date of Executive’s resignation from service with the Company, January 15, 2009.

2.3 “Section 409A”. Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

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2.4 “Separation Period”. The period from Executive’s Date of Resignation through March 15, 2010.

3.	SCOPE OF AGREEMENT

This Agreement provides for the payment of compensation and benefits to Executive upon the event of his resignation from the Company. The Executive will be fully bound by all of the terms and conditions of this Agreement. Except as provided in the preceding sentences, the separation pay and benefits provided for in Section 4 herein shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement for a termination or resignation of employment arguably covered by such circumstances.

4.	BENEFITS UPON RESIGNATION

Upon Executive’s resignation from the Company, he shall be entitled to the compensation and benefits described below, provided that Executive executes a valid General Release as set forth in Section 4.7 and Exhibit A hereto. Separation payments shall be payable ratably according to the Executive’s regular payroll period following the Date of Resignation, beginning upon the first payroll date following receipt by the Company of Executive’s General Release and the expiration of the applicable revocation period thereafter, and continuing through March 15, 2010; provided that in no event shall separation payments (other than distributions pursuant to the Company’s Supplemental Deferred Savings Plan) be made later than March 15, 2010, in order to ensure the applicability of the short term deferral exception of Section 409A.

4.1 Base Salary. Executive shall receive an amount equivalent to eighteen (18) months of his base salary (subject to withholding of all applicable taxes), to be paid ratably for the entire Separation Period (as defined in Section 2.4 above), payable in the same manner as it was being paid on his Date of Resignation.

4.2 Annual Bonus. Executive shall be paid a bonus in an amount equal to the greater of (i) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Resignation occurs under the Company’s annual incentive plan (“Incentive Plan”), assuming the target level(s) of performance had been met for such fiscal year, multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Resignation and the denominator of which is 365, or (ii) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Resignation occurs under the Incentive Plan based upon the Company’s actual performance for such fiscal year, multiplied by the Pro Rata Factor. The bonus amount determined pursuant to Section 4.2(i) shall be paid to Executive as early as ten (10) days following Executive’s Date of Resignation, or upon receipt by the Company of Executive’s General Release and the expiration of the applicable revocation period, whichever is later, and any additional amount payable pursuant to Section 4.2(ii) shall be payable at the same time as bonuses are payable to other executives under the Incentive Plan.

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4.3 Restricted Stock. Any Restricted Stock granted to Executive under the Zep Inc. Long-Term Incentive Plan (“LTIP”) or any predecessor plan for which the specific performance targets have been achieved and a Vesting Start Date (as defined in the agreement granting the Restricted Stock to Executive, the “Restricted Stock Agreement”) has been established as of Executive’s Date of Resignation shall become fully vested and nonforfeitable as of Executive’s Date of Resignation and, subject to the proviso at the end of this sentence, all Restricted Stock for which a Vesting Start Date has not been established shall be immediately forfeited; provided, that if the Restricted Stock Agreement granting the Restricted Stock to Executive provides for more favorable continued vesting after Executive’s Date of Resignation, the provisions of such Restricted Stock Agreement shall apply to the vesting of Executive’s Restricted Stock after the Date of Resignation. The Vested Value (as defined in the Restricted Stock Agreement) of the shares of Restricted Stock vesting pursuant to this Section 4.3 shall be delivered to Executive in the manner provided in Section 2.2 of the Restricted Stock Agreement as early as ten (10) days following Executive’s Date of Resignation, using Executive’s Date of Resignation as the date for determining the Vested Value, or upon receipt by the Company of Executive’s General Release and the expiration of the applicable revocation period, whichever is later. This Section 4.3 does not apply to Restricted Stock that only contains time-based vesting.

4.4 Health Care and Life Insurance. The health care (including dental and vision coverage, if applicable) and term life insurance coverages provided to Executive at his Date of Resignation shall be continued at the same level as for active executives and in the same manner as if he had not resigned his employment with the Company, beginning on the Date of Resignation and ending on the last day of the Separation Period. Any additional coverages Executive had upon his Date of Resignation, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of his resignation shall be paid by Executive by separate check payable to the Company each month in advance or, at Executive’s election, may be deducted from his base salary payments under Section 4.1. If the terms of the life insurance plan referred to in this Section 4.4, or the laws applicable to such plan, do not permit continued participation by Executive as required by this subsection, then the Company will arrange for other coverage satisfactory to Executive at the Company’s expense providing substantially identical benefits or, at the Company’s election, the Company will pay Executive an amount each month during the Separation Period equal to the costs to Executive for the coverage.

If the terms of the health care plan referred to in this Section 4.4 do not permit continued participation by Executive as required by this subsection, or if the healthcare benefits to be provided to Executive and his dependents pursuant to this Section 4.4 cannot be provided in a manner such that the benefit payments will be tax-free to Executive and his dependents, then the Company shall (A) pay to Executive each month during the Separation Period after Executive’s Date of Resignation an amount equal to the monthly rate for COBRA (as defined below) coverage under the healthcare plan that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, and (B) permit Executive and his dependents to elect to participate in the healthcare plan for the Separation Period upon payment of the applicable rate for COBRA coverage during the Separation Period. A benefit provided under

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this Section 4.4 shall cease if Executive obtains other employment and, as a result of such employment, health care or life insurance benefits are available to Executive. This continued coverage shall run concurrent with any continuation coverage period available to the Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). At the end of the Separation Period, the Executive and/or his qualified beneficiaries shall be solely responsible for the payment of the applicable premium for any remaining period of COBRA continuation coverage.

4.5 Outplacement Services. Company will pay Executive a one-time cash payment in an amount equal to ten percent (10%) of Executive’s base salary to cover the cost of any outplacement services Executive may elect to retain, such payment to be made at the same time as the bonus amount described in Section 4.2(i) above.

4.6 Other Benefits. Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company shall cease on his Date of Resignation, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Resignation or when such coverages otherwise cease at the end of the Separation Period. Except as expressly provided herein, for all other plans sponsored by the Company, the Executive’s employment shall be treated as terminated on his Date of Resignation, and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, in no event will Executive be entitled to severance payments or benefits under any other severance plan, policy, program or agreement of the Company.

4.7 Release of Claims. To be entitled to any of the compensation and benefits described above in this Section 4, Executive shall sign the General Release attached hereto as Exhibit A. No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by the Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.

4.8 Nothing in this Agreement is intended to provide for the deferral of compensation within the meaning of Code Section 409A. All payments hereunder are intended to satisfy the separation pay provisions of Treas. Reg. §1.409A-1(b)(9), as may be amended.

5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

5.1 Purpose and Reasonableness of Provisions. Executive acknowledges that during the term of this employment with the Company through and including the Date of Resignation, the Company has furnished to Executive Confidential Information and Trade Secrets (as defined in Sections 5.11(a) and 5.11(b) respectively) which could be used by a competitor of the Company to the Company’s substantial detriment. Moreover, the parties recognize that Executive, during the course of his employment with the Company, has developed important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section 5 are reasonably necessary to protect the Company’s legitimate business interests and good will.

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5.2 Proprietary Rights. All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. The Executive agrees that any copyright in the expression of such Confidential Information or Trade Secrets shall be the property of the Company, and that any patent rights and any invention or novel devices or processes developed by the use of such Confidential Information or Trade Secrets shall be the exclusive property of the Company.

5.3 Trade Secrets and Confidential Information. During the term of employment and for a period of (i) four (4) years thereafter for Confidential Information that is not a trade secret under Georgia law, or (ii) until the Confidential Information that is a trade secret under Georgia law ceases to qualify as such, Executive agrees that he shall protect any such Confidential Information and shall not, except in connection with the performance of his remaining duties for the Company, disclose or otherwise copy, reproduce, use, distribute or otherwise disseminate any such Confidential Information, or any physical embodiments thereof, to any person or entity. Executive further agrees that he shall not, except in connection with the performance of his remaining duties for the Company, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any Trade Secrets, or any physical embodiments thereof, to any person or entity. Executive will, in no event, take any action causing, or fail to take any action necessary in order to prevent any Confidential Information or Trade Secrets disclosed to or developed by Executive to lose their character as such; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive’s obligations under this Section 5.3 shall survive any expiration or termination of this Agreement, provided that Executive may after such expiration or termination disclose Confidential Information or Trade Secrets with the prior written consent of the Chief Executive Officer.

The Executive attests that, during his employment with the Company, he has not and will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company, which was supplied to Executive confidentially or which Executive should reasonably know to be confidential, to any person, organization or entity other than the Company without the written approval of such person, organization or entity.

Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or the duties of Executive under then applicable Georgia law relating to Trade Secrets including, in particular, the Georgia Trade Secrets Act, O.C.G.A. Sections 10-1-760, et seq.

5.4 Return of Confidential Information and Trade Secrets; Return of Property. Upon request by the Company and, in any event, upon Executive’s Date of Resignation, Executive will promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information and Trade Secrets and all embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such

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data and documents in electronic form) supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control. Executive’s obligations under this Section 5.4 shall survive any expiration or termination of this Agreement.

5.5 Inventions. The Executive does hereby assign to the Company the entire right, title and interest in any Invention (as defined in Section 5.11(d) below) which is made, conceived, either solely or jointly with others, during his employment with the Company. The Executive agrees promptly to disclose to the Company all such Inventions. The Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for an Invention and will, at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

5.6 Non-Competition. The Executive agrees that, while employed by the Company and for a period equal to eighteen (18) months following the Date of Resignation (the “Restricted Period”), Executive shall comply with the non-competition restrictions attached hereto as Exhibit B.

5.7 Non-Solicitation of Customers/Suppliers. The Executive agrees that, during the course of his employment with the Company, and for a period equal to the Restricted Period thereafter, the Executive will not directly or indirectly (i) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company; or (ii) induce or attempt to induce any customer, supplier or service provider to cease being a customer, supplier or service provider of the Company or to otherwise change its relationship with the Company.

5.8 Non-Solicitation of Employees. The Executive agrees that, during the course of employment with the Company, and for a period equal to the Restricted Period thereafter, the Executive shall not, directly or indirectly, whether on behalf of the Executive or others, solicit, lure or attempt to solicit or lure away from employment by the Company any person employed by the Company. The provision of this paragraph shall only apply to those persons employed by the Company at the time of solicitation or attempted solicitation.

5.9 Injunctive Relief. Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Section 5, his actions may cause irreparable harm and damage to the Company which could not be compensated by damages alone. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 5, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company may have. Executive hereby waives the requirement for a bond or other security by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Section 5.

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5.10 Provisions Severable. If any provision in this Section 5 is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provisions of this Agreement, but such other provisions shall remain in full force and effect. Each and every provision, paragraph and subparagraph of this Section 5 is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.

5.11 Definitions. For purposes of this Section 5, the following definitions shall apply:

a. “Confidential Information” means:

(i) information relating to the Company’s Business (as defined in Exhibit B hereto) (A) which Executive develops, helps develop in conjunction with others, creates, or becomes aware as a consequence of or through Executive’s employment with the Company or any other arrangement or relationship with the Company; (B) which has value to the Company, actual or potential, from not being generally known by others who can obtain economic value from its disclosure or use (whether or not such material or information is marked “confidential”). For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Executive in furtherance of Executive’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

(ii) Confidential Information shall not include:

(A) Information generally available to the public other than as a result of improper disclosure by Executive;

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(B) Information that becomes available to Executive from a source other than the Company (provided Executive has no knowledge that such information was obtained from a source in breach of a duty to the Company);

(C) Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

(D) Information obtained in filings with the Securities and Exchange Commission.

b. “Trade Secrets” includes Confidential Information constituting a trade secret under Georgia Law, O.C.G.A. § 10-1-761, et seq.

c. “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by Executive concerning any business, transaction or potential transaction within the Company’s Business that constitutes or may constitute an opportunity for the Company to earn a fee or income, which are opportunities in which the Company has gained a legal or equitable interest or expectancy growing out of a preexisting right or relationship with a current or prospective customer, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. All ideas, concepts and information concerning any Business Opportunity shall constitute Confidential Information (as defined in paragraph (a) above).

d. “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the Company’s Business, or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time.

e. “Customers” means customers of the Company with whom Executive had material contact on behalf of the Company during the two-year period preceding Executive’s Date of Resignation.

f. “Company’s Business” shall have the meaning provided on Exhibit B.

g. “Direct Competitor” shall have the meaning provided on Exhibit B.

h. “Executive Services” shall mean the services performed by the Executive as provided on Exhibit B.

i. “Territory” shall mean the area defined in Section 2 of Exhibit B hereto. Executive acknowledges that Executive has reviewed Exhibit B, which is incorporated herein by reference, and Executive acknowledges that Executive will perform Executive Services on behalf of the Company throughout the Territory.

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6.	MISCELLANEOUS

6.1 No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Resignation or otherwise, except as provided in Section 4.4 with respect to benefits coverages.

6.2 Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

6.3 Successors; Binding Agreement.

a. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

b. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	Zep Inc. Attention: General Counsel 1310 Seaboard Industrial Blvd. Atlanta, GA 30318

If to the Executive:	To his last known address on file with the Company

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

6.5 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

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6.6 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.7 Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

6.8 Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

6.9 Disputes; Legal Fees; Indemnification.

a. Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Chief Executive Officer of the Company, or his designee, provided that such designee shall not be the Supervising Executive (the Chief Executive Officer or such designee is hereinafter referred to as the “Administrator”). Any denial by the Administrator of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Administrator shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to request in writing that the Administrator reconsider the denial of the claim within sixty (60) days after notification by the Administrator that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fulton County, Georgia, in accordance with the rules of the American Arbitration Association then in effect for commercial arbitrations. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

b. Legal Fees. Each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

6.10 Cooperation. In exchange for the payments and benefits from the Company and other good and valuable consideration as set forth herein, Executive agrees to make himself available to and to cooperate with the Company’s representatives in connection with any actual or threatened litigation and/or administrative investigation or proceeding involving the Company in which he is potentially a material witness. Executive agrees to cooperate with any future internal Company investigations and to provide testimony, at the Company’s request and at such times and places as may be mutually agreed upon by him and the Company. In the event that Executive incurs any reasonable expenses in connection with providing such cooperation, the Company will reimburse him for such reasonable expenses.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Executive:

/s/ William A. Holl
William A. Holl

Zep Inc.

By:	/s/ John K. Morgan
John K. Morgan Chairman, President and Chief Executive Officer

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EXHIBIT A

To Zep Inc.

SEPARATION AGREEMENT

GENERAL RELEASE

a)	Released Claims: The undersigned Executive of Zep Inc. (the “Company”), having entered into that certain Zep Inc. Separation Agreement dated January 15, 2009 (the “Agreement”), which Agreement is expressly incorporated herein by reference, hereby enters into the following General Release effective as of the date listed below. This General Release must be executed and returned to Zep Inc., without modification, within thirty (30) days of the Date Resignation of Executive’s employment in order for Executive to receive any of the compensation and benefits set forth in Section 4 of the Agreement.

Executive hereby irrevocably and unconditionally fully and finally releases, acquits and forever discharges all the claims described herein that he may now have against the Released Parties listed in Section (b), below, except that he is not releasing any claim that relates to: (1) his right to enforce this General Release; (2) any rights or claims that arise after the execution of this General Release; or (3) any rights or claims that he cannot lawfully release. Subject only to the exceptions just noted, Executive is releasing any and all claims, demands, actions, causes of action, liabilities, debts, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, suspected or unsuspected, accrued or unaccrued, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which he now has, may have had at any time in the past, or may have at any time in the future arising or resulting from, or in any matter incidental to, any and every matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of this General Release. Executive understands that the claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; Georgia anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

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Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.

Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section (a), above, of this General Release): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Executive’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Executive is releasing.

b)	Released Parties: The Released party/parties is/are Zep Inc., all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (hereinafter the “Released Parties”).

c)	Unknown Claims: Executive understands that he is releasing the Released Parties from claims that he may not know about as of the date of the execution of this General Release, and that is his knowing and voluntary intent even though Executive recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this General Release. Nevertheless, Executive is expressly assuming that risk and agrees that this General Release shall remain effective in all respects in any such case. Executive expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims Executive understands the significance of doing so.

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d)	Ownership of Claims: Executive represents and warrants that he has not sold, assigned or transferred any claim he is purporting to release, nor has he attempted to do so. Executive expressly represents and warrants that he has the full legal authority to enter into this General Release for himself and his estate, and does not require the approval of anyone else.

e)	Pursuit of Released Claims: Executive represents that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this General Release purports to waive, and he promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his behalf, either individually or as part of any class or collective action.

f)	FMLA and FLSA Rights Honored: Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Executive has no pending request for FMLA leave with Employer; nor has Employer mistreated Executive in any way on account of any illness or injury to Executive or any member of Executive’s family. Executive further acknowledges that he has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

g)	ADEA Release Requirements Have Been Satisfied: Executive understands that this General Release has to meet certain requirements to validly release any ADEA claims Executive might have had, and Executive represents and warrants that all such requirements have been satisfied. Executive acknowledges that, before signing this General Release, he was given at least twenty-one (21) days to consider this General Release. Executive further acknowledges that: (1) he took advantage of as much of this period to consider this General Release as he wished before signing it; (2) he carefully read this General Release; (3) he fully understands it; (4) he entered into this General Release knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this General Release is in writing and is understandable; (6) in this General Release, Executive waives current ADEA claims; (7) Executive has not waived future ADEA claims; (8) Executive is receiving valuable consideration in exchange for execution of this General Release that he would not otherwise be entitled to receive such consideration; and (9) Employer encourages Executive in writing to discuss this General Release with his/her attorney (at his own expense) before signing it, and that he has done so to the extent he deemed appropriate.

h)

Revocation: For a period of at least seven (7) days following the execution of this General Release, Executive may revoke this General Release. If Executive wishes to revoke this General Release in its entirety, he must make a revocation in writing which must be delivered

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by hand or confirmed facsimile before 5:00 p.m. of the seventh day of the revocation period to the General Counsel of Zep Inc. at 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318, otherwise the revocation will not be effective. If Executive timely revokes this General Release, Employer shall retain payments and benefits otherwise payable to Executive under the Agreement.

i)	Access to Independent Legal Counsel; Knowing and Voluntary Execution: EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS GENERAL RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT, IF DESIRED, HIS LEGAL COUNSEL HAS REVIEWED THIS GENERAL RELEASE, THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS GENERAL RELEASE AND THAT EXECUTIVE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EXECUTIVE HAS CAREFULLY READ THIS GENERAL RELEASE AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, Executive has executed this General Release on the date set forth below.

Signature of Executive

Date: _____________________________________

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EXHIBIT B

To Zep Inc.

SEPARATION AGREEMENT

AGREED NON-COMPETITION RESTRICTIONS NEGOTIATED AND CONSENTED

TO IN CONSIDERATION FOR SEPARATION AGREEMENT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Separation Agreement. In addition, the following terms used in this Exhibit “B” shall have the following meanings:

(A) “Direct Competitor” means the following entities: (1) Ecolab Inc.; (2) JohnsonDiversey Inc.; (3) NCH Corporation; (4) State Industrial Products Corporation; (5) Rochester Midland Corporation; (6) Amrep, Inc.; (7) Ondeo Nalco Company; (8) CRC Industries, Inc.; (9) S. C. Johnson & Son, Inc.; (10) Kimball Midwest, Inc.; (11) WD-40 Company; (12) Chemtura Corporation; (13) ChemStation International, Inc.; and (14) Safety-Kleen Systems Inc., as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the Territory and are engaged in the Company Business (as that term is defined in subsection D herein), but only to the extent each and only with respect to business operation(s) which engage(s) in the manufacturing and/or sale of one or more of the classes of products that constitute the Company Business.

(B) “Executive Services” means those principal duties and responsibilities that Executive performs on behalf of the Company during his employment. As Executive Vice President and Chief Operating Officer, Executive: (1) set the overall philosophy and strategy of the organization regarding Domestic and International Marketing, Sales, Research & Development, and Customer Service matters; (2) managed and oversaw the Sales, Marketing, Research & Development and Customer Service activities of the Company; (3) developed sales plans, policies, programs and systems to support strategic direction and objectives; (4) directed tactical implementation of key marketing and business strategies; (5) partnered with the executive leadership team to ensure excellent service and effective communications; (6) directed and managed marketing analysis and brand strategies covering all channels; (7) participated in the strategic business planning process and developed sales and marketing plans in line with corporate objectives; (8) ensured that marketing communications are coordinated, supports marketing plan objectives and meets organizational expenditure requirements; (9) developed, implements, assesses, and monitors new business opportunities; (10) served as a member of the executive staff, providing advice and direction on strategic direction of the Company;

(C) “Restricted Period” means eighteen (18) months from the Executive’s Date of Resignation.

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(D) “Company Business” means the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), or manually-operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

2.	ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment with the Company as Executive Vice President and Chief Operating Officer, he has rendered executive, strategic and managerial services, including the Executive Services, to and for the Company throughout the United States, which are special, unusual, extraordinary, and of peculiar value to the Company. Executive further acknowledges that the services he performs on behalf of the Company, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States (the “Territory”). Executive further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause the Company irreparable harm which would not be adequately and fully redressed by the payment of damages to the Company. In addition to other remedies available to the Company, the Company shall accordingly be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Separation Agreement. Executive further acknowledges that he will not be entitled to any compensation or benefits from the Company or any of its affiliates in the event of a final, non-appealable judgment that he materially breached his duties or obligations under this Separation Agreement.

3.	NON-COMPETITION

Executive agrees that, while employed by the Company and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), provide or perform any of the Executive Services on behalf

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of any Direct Competitor anywhere within the Territory. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4.	SEPARABILITY

Executive acknowledges that the foregoing covenant in Section 3 of this Exhibit “B” is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants and provisions of the Separation Agreement. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining provisions of the Separation Agreement shall not be affected thereby and shall remain in full force and effect.

5.	ENTIRE AGREEMENT

The foregoing covenant, together with the provisions set forth in Section 5.6 of the Separation Agreement, constitute the entire agreement between the parties hereto with respect to that subject matter, and supersede any and all prior communications, agreements and understandings, written or oral, with respect to the same. No provision of this Exhibit B may be modified, waived or discharged unless such waiver, modification or discharge is approved and agreed to in writing by both parties hereto. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Exhibit B shall not be deemed a waiver or relinquishment of any right granted in this Exhibit B or the future performance of any such term or condition or of any other term or condition of this Exhibit B, unless such waiver is contained in a writing signed by the party making the waiver. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s non-competition obligations have been made by either party which are not set forth expressly in this Exhibit B and/or in the Agreement.

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